Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
JANUARY 6, 2011

CHESAPEAKE ENERGY CORPORATION PROVIDES PRELIMINARY 2010
OPERATIONAL RESULTS AND UPDATES STRATEGIC AND
FINANCIAL PLAN FOR 2011-12

Fourth Quarter 2010 Production of 2.9 Bcfe per Day Decreases 4% Sequentially and
Increases 11% Year over Year; Full-Year 2010 Production of 2.8 Bcfe per Day Increases 14%
Year over Year; Preliminary Estimate of Year-End 2010 Proved Reserves is 16.9 Tcfe

For 2011-12, Company Plans to Reduce Long-Term Debt by 25% by Substantially Reducing
Leasehold Spending and By Reducing its Two-Year Production Growth Rate to 25% from its Previously Planned Growth Rate of 30-40% Through Asset Monetizations

Company Announces Hedging Covers 96% of its Projected 2011
Natural Gas Production at an Average Price of $5.84 per Mcf

OKLAHOMA CITY, OKLAHOMA, JANUARY 6, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today provided a preliminary 2010 operational report and a 2011-12 strategic and financial plan update.  The company’s daily production for the 2010 fourth quarter averaged approximately 2.9 billion cubic feet of natural gas equivalent (bcfe), a decrease of 4% below the 3.0 bcfe produced per day in the 2010 third quarter and an increase of 11% over the 2.6 bcfe of daily production in the 2009 fourth quarter.  At the end of the 2010 third quarter, the company sold future production through a volumetric production payment covering a portion of its Barnett Shale assets, including approximately 350 mmcfe per day of production in the 2010 fourth quarter.  Excluding this sale, the company’s 2010 fourth quarter production would have increased 7% sequentially and 25% year over year.

Chesapeake’s average daily production of 2.9 bcfe for the 2010 fourth quarter consisted of approximately 2.6 billion cubic feet of natural gas (bcf) (88% on a natural gas equivalent basis) and 59.5 thousand barrels of oil and natural gas liquids (NGLs) (12% on a natural gas equivalent basis).  For the 2010 fourth quarter, the company’s year-over-year growth rate of natural gas production was 5% and its year-over-year growth rate of oil and NGLs production was 100%.

Chesapeake’s daily production for the 2010 full year averaged approximately 2.8 bcfe, an increase of 14% over the 2.5 bcfe of daily production for the 2009 full year.  The 2010 full year was Chesapeake’s 21st consecutive year of sequential production growth.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Company Reports Preliminary Estimate of Year-End 2010 Proved Reserves
of Approximately 16.9 Tcfe, an 18% Year-over-Year Increase

Chesapeake reported a preliminary estimate of year-end 2010 proved reserves, based on the trailing 12-month average price required under Securities and Exchange Commission (SEC) rules, of approximately 16.9 trillion cubic feet of natural gas equivalent (tcfe), an increase of approximately 2.6 tcfe, or 18%, over its year-end 2009 estimated proved reserves of 14.3 tcfe.  This growth occurred despite net divestitures of approximately 1.4 tcfe of proved reserves during 2010.  During 2010, the company added approximately 4.8 tcfe of proved reserves through the drillbit (including extensions, discoveries and performance-related revisions) at an estimated drilling and completion cost of less than $1.15 per thousand cubic feet of natural gas equivalent and added approximately 200 bcfe of proved reserves associated with positive price-related revisions.  The company replaced its 1.0 tcfe of production with approximately 3.6 tcfe of proved reserves for a net proved reserve increase of 2.6 tcfe and a proved reserve replacement rate of approximately 350%.

Company Provides Update on 2011-12 Hedging Positions

To provide protection against potentially weak natural gas prices in 2011, Chesapeake has enhanced its hedging position since its previous hedging update on November 3, 2010.  The company has now hedged approximately 96% of its expected 2011 natural gas production at the average price of $5.84 per thousand cubic feet (mcf).  In addition, the company has now hedged approximately 17% of its expected natural gas production in 2012 at the average price of $6.19 per mcf, including approximately 29% of its expected natural gas production in the first half of 2012 at the average price of $6.19.

The following table summarizes Chesapeake’s 2011 and 2012 open swap positions as of
January 6, 2011.

	Natural Gas		Oil
Year	% Hedged	$ NYMEX	% Hedged	$ NYMEX
2011	96%	5.84	5%	99.39
2012	17%	6.19	1%	109.50

The company often uses the sale of out-year call options to enhance the price of its near-term swaps.  Details of the company’s quarter-end hedging positions, including sold call options, are provided in the company’s Form 10-Q and Form 10-K filings with the SEC.  Depending on changes in natural gas and oil futures markets and management’s view of underlying natural gas and oil supply and demand trends, Chesapeake may increase or decrease some or all of its hedging positions at any time in the future without notice.

2011-12 Strategic and Financial Plan Updated; Company Plans to Reduce Long-Term
Debt by 25% by Substantially Reducing Leasehold Spending and By Reducing its
Two-Year Production Growth Rate to 25% from its Previously Planned
Growth Rate of 30-40% Through Asset Monetizations

Having built what the company believes is the industry’s largest U.S. natural gas and oil resource base, Chesapeake is now focusing on executing its updated 2011-12 strategic and financial plan, “the 25/25 Plan,” while continuing to transition its production mix towards more liquids.  This 25/25 Plan features reducing the company’s long-term debt by 25% over the next two years by substantially reducing leasehold spending and through various asset monetizations, which will reduce the company’s planned two-year production growth rate to 25% from its previously planned 30-40% growth rate.  Furthermore, Chesapeake does not intend to issue any common or preferred stock to achieve its debt reduction objective.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are excited to announce our updated 2011-12 strategic and financial plan that features our plan of 25% long-term debt reduction while also delivering what we believe will be best-in-class 25% production growth.  This plan represents a fundamental shift from our aggressive asset accumulation of the past few years to a multi-year period of asset harvest, characterized by a clear focus on capital discipline and maximizing returns.  We believe we have assembled the best assets in the U.S. and have the technology, experience and financial and human capital to convert these assets into rapidly growing production, proved reserves and cash flow.  Successful execution of our 25/25 Plan should very substantially reward our shareholders in both the short and longer term.”

This news release includes preliminary estimates of fourth quarter and full-year 2010 production and year-end 2010 proved reserves of natural gas and oil.  These estimates are based on the information we have currently but are subject to change as we gather and analyze additional data.  We intend to issue final production results and proved reserve estimates in our quarterly operational news release in late February 2011.

This news release also includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements give our current expectations or forecasts of future events.  They include expected natural gas and oil production and future expenses, assumptions regarding future natural gas and oil prices, planned drilling activity, drilling and completion costs, anticipated asset monetizations and joint ventures, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described under “Risks Related to our Business” in our Prospectus Supplement filed with the U.S. Securities and Exchange Commission on August 10, 2010.  These risk factors include the volatility of natural gas and oil prices; the limitations our level of indebtedness may have on our financial flexibility; declines in the values of our natural gas and oil properties resulting in ceiling test write-downs; the availability of capital on an economic basis, including planned asset monetization transactions, to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production and the amount and timing of development expenditures; inability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; hedging activities resulting in lower prices realized on natural gas and oil sales, the need to secure hedging liabilities and the inability of hedging counterparties to satisfy their obligations; a reduced ability to borrow or raise additional capital as a result of lower natural gas and oil prices; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business; general economic conditions negatively impacting us and our business counterparties; transportation capacity constraints and interruptions that could adversely affect our cash flow; and adverse results in pending or future litigation.

The calculation of the drilling and completion cost reported in this news release includes the drilling and completion carries associated with the company's joint ventures, includes performance revisions to previous estimates of proved reserves and excludes proved reserves revisions resulting from changes in natural gas and oil prices. The company's reported 2010 reserve replacement rate serves as an indicator of its ability to replenish annual production volumes and grow its reserves. The predictive and comparative value of the ratio is limited, however, as the extent and timing of new discoveries and property acquisitions may cause it to vary widely from period to period. In addition, since the rate does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Tonkawa, Cleveland, Mississippian, Wolfcamp, Bone Spring, Avalon and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.